Exhibit 99.1
AMENDMENT NUMBER 3
TO THE
CONSTELLATION BRANDS, INC.
ANNUAL MANAGEMENT INCENTIVE PLAN

This Amendment Number 3 to the Constellation Brands, Inc. Annual Management Incentive Plan (the “Plan”) is adopted pursuant to Section 8 of the Plan by the Human Resources Committee of the Board of Directors of Constellation Brands, Inc. (the “Company”). Capitalized terms used herein which are not otherwise defined shall have the meanings ascribed to them in the Plan and Annex A thereto. This amendment shall become effective as of the date set forth below and is subject to shareholder approval.

1.     The first sentence of the third paragraph of Section 3 is amended to replace the reference to “$2 million” with “$5 million”.

2.     The definition of “Disability” in Annex A to the Plan is replaced with the following:

“Disability” means, unless the Committee specifies otherwise in a Participant’s Award document, a termination of employment due to the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months, all as verified by a physician acceptable to, or selected by, the Committee.

3.     The definition of “Performance Criteria” in Annex A to the Plan is amended by replacing the reference to “and (m) market share in one or more business segments or product lines” with “(m) market share in one or more business segments or product lines, (n) earnings before interest and taxes, (o) units of specified products sold or depleted, (p) free cash flow, (q) sales growth, (r) capital expenditures, (s) working capital, (t) inventory, (u) cash flow from operations or (v) gross margin”.

4.     The definition of “Retirement” in Annex A to the Plan is replaced with the following:

“Retirement” means a termination of employment by an employee who is at least 60 years of age and after at least 10 years of service with the Company. For an individual who becomes employed by the Company in connection with a business acquisition (regardless of the form of the transaction), service shall include the individual’s service with the acquired business, unless the Committee determines otherwise.

In witness whereof, Constellation Brands, Inc. has caused this instrument to be executed as of April 27, 2007.

CONSTELLATION BRANDS, INC.
By:	/s/ L.D. Watson
Name:	L. Denise Watson
Title:	SVP, Global Compensation & Benefits